EXHIBIT 2   page 1 of  1

                         DISCLOSURE

SECTION X. New Subsidiary Issuances of Securities to

           Nonaffiliates

                   As of December 31, 2002


                                         Account/
                                         Amount          Outstanding
Name of Subsidiary/                      Invested and    Amount/Type
Type of Entity/          Purpose         Value of        of Security
% Owned by Entergy/      Investment in   Investment in   issued to
% Owned by Others        Subsidiary      Subsidiary      nonaffiliates
----------------------------------------------------------------------

EWO Wind LLC, a limited  To investment   Investment in   $79,029,200/
liability                in Northern     subsidiary/     Promissory
company/100%/None        Iowa Windpower  $82,000,000/    Note
                         LLC (an EWG     $82,000,000
                         that owns wind
                         generation
                         facilities)